SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2010

Commission File Number: 000-53750

PROTEONOMIX, INC.

(Name of Registrant in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	13-3842844 (I.R.S. Employer Identification No.)
187 Mill Lane Mountainside, New Jersey (Address of Principal Executive Offices)	07052 (Zip Code)
973-544-6116 (Issuer’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On August 10, 2010, the Registrant entered into an agreement with a group of investors that will create a new stem cell treatment and research facility in the United Arab Emirates (U.A.E.). The Investor Group has committed to invest $5 million on or before September 10, 2010. The Joint Venture company, XGen Medical LLC (“XGen”), a Nevis Island limited liability company, will be owned 51% by Proteonomix and 49% by the Investor Group.

The Investor Group assumes a variety of operational duties under the agreement, including some regulatory responsibility in the U.A.E., physician recruitment and cooperative management of the local entity.  The Investor Group’s $5 million cash investment includes the purchase of $1 million of cellular material from Proteonomix.

Additionally, as part of the agreement Proteonomix will license to XGen (the joint venture), both a use and treatment license in the UAE, as well as a license to manufacture the cellular material. The agreement also anticipates the formation of treatment facilities in other locations to be jointly agreed upon between the Company and the Investor Group.  Each new facility would require the Investor Group to contribute a minimum investment of $5 million.

The agreement calls for Proteonomix, Inc., through its wholly owned subsidiary, StromaCel, Inc. to receive $ 7,500 per treated patient.

There is also provision made for the distribution of Proteoderm, Proteonomix, Inc’s new Anti-aging line of skin care products. including Proteoderm’s Matrix NC-138 anti-aging products.

XGen will purchase Proteoderm at a wholesale price of 50% of the Manufacturer’s Suggested Retail Price (MSRP).

XGen will maintain exclusive distribution rights of Proteoderm in the U.A.E. provided the Joint Venture purchases a minimum order of 5,000 units the first year, and increases purchases at a rate of 20% per annum until reaching 10,000 units per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROTEONOMIX, INC.

Dated: August 16, 2010

By:/s/Michael Cohen

Name:   Michael Cohen

  President